Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

SPARTA HEALTHCARE ACQUISITION CORP.

THE UNDERSIGNED, being the Chief Executive Officer of Sparta Healthcare Acquisition Corp., a corporation existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: The name of the corporation is Sparta Healthcare Acquisition Corp.

SECOND: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware (the “Secretary”) on January 12, 2021 (the “Certificate of Incorporation”).

THIRD: The Certificate of Incorporation is hereby amended by striking Article FOURTH thereof in its entirety and substituting in lieu thereof a new article FOURTH, which shall read in its entirety as follows:

FOURTH: The total number of shares which the Corporation shall have authority to issue is five million (5,000,000) shares of common stock, par value $0.001 per share, consisting of (i) 1,000,000 shares of Class A Common Stock, and (ii) 4,000,000 shares of Class B Common Stock.

FOURTH: This Certificate of Amendment of Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

FIFTH: Pursuant to a resolution of the Board of Directors and in accordance with Section 228 of the Delaware General Corporation Law, a written consent of the stockholders of the Corporation approved the amendment by a vote of the necessary number of shares required by statute.

IN WITNESS WHEREOF, the undersigned affirms that the statements made herein are true under the penalties of perjury, this 21st day of April, 2021.

/s/ Michael K. Handley
Michael K. Handley
Chief Executive Officer